Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

BRT Apartments Corp.
Great Neck, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-213162, 333-216162, 333-190686, 333-160569, 333-128458, and 333-118915) and Form S-8 (Nos. 333-210168, 333-182044, 333-159903, 333-104461 and 333-101681) of BRT Apartments Corp. of our report dated April 19, 2017, relating to the combined statement of revenues and certain expenses of the OPOP Properties, located at 411 North 8th Street and 901 Locust Street, St. Louis, Missouri for the year ended December 31, 2016, which appears in this Current Report on Form 8-K of BRT Apartments Corp.

/s/ BDO USA, LLP

New York, New York
Date: April 19, 2017